EXHIBIT 99.1

NEWS RELEASE

Contact: John Kraus                                  Date: March 6, 2018
Director, Investor Relations
Phone: 419-891-6544
Email: investorrelations@andersonsinc.com

The Andersons, Inc. and ICM Collaborate on New State-of-the-Art Bio-refinery

MAUMEE, OHIO, March 6, 2018 - The Andersons, Inc. (Nasdaq: ANDE) and ICM, Inc., announced today the formation of ELEMENT, LLC, a joint venture that will construct a 70 million-gallon-per-year bio-refinery located in Colwich, Kansas, adjacent to ICM’s headquarters. This strategic partnership will build and operate a technologically advanced ethanol production facility featuring several of ICM’s cutting-edge equipment and process technologies. The combination of ICM’s next-generation technologies and The Andersons’ merchandising, risk management and logistics expertise has the potential to produce the highest yielding, highest margin and lowest carbon intensity ethanol gallon in the United States today.
“This investment executes on several of our stated strategic priorities, such as operating highly efficient and profitable ethanol production facilities, increasing capacity under management, developing new technologies with higher value co-products and expanding our fee based services offering.” said Pat Bowe, CEO of The Andersons.
The plant is designed to be the most efficient dry mill ethanol plant in the United States. The features that will differentiate this plant from all others in the industry include waste wood heat and power generation, high protein distillers dried grains (DDGs), industry-leading cellulosic ethanol production using corn kernel fiber feedstock and advanced corn oil production. The plant is expected to produce ethanol yields in excess of 3.1 gallons per bushel at full capacity. The carbon intensity score for both the corn and cellulosic ethanol production will lead the industry and further demonstrate ICM and The Andersons’ commitment to environmental sustainability. Ethanol produced by ELEMENT will be sold primarily in California under the state’s progressive Low Carbon Fuel Standard as well as in other emerging low carbon markets.

Technology and site preparations have been underway by ICM for several years. Phase one start up is expected to occur in second quarter 2019. ELEMENT is expected to be fully operational by year-end 2019. The Andersons expects the investment in the plant to be accretive within one year of start-up.

“Twelve years ago, we worked with ICM to build the first of our ethanol plants,” said Mike Irmen, President, The Andersons Ethanol Group. “Since then, our ethanol business has grown to become a significant contributor to our Company’s success and an important part of our vision for the future. We are excited to begin this partnership with ICM and eagerly anticipate the value it will bring to our company, our customers, and our shareholders.”
Dave VanderGriend, ICM founder and CEO concluded, “This collaboration brings two leading players in the corn-ethanol industry together. At the core, we have similar values, similar expectations of excellence, and the same relentless pursuit to improve our businesses, our people and our communities.”
The Andersons will host a webcast on Wedesday, March 7, 2018, at 8:30 a.m. Eastern Standard Time to provide more information about the project. To access the call, please dial 866-439-8514 or 678-509-7568 (participant passcode is 8095609). We recommend that you call 10 minutes before the conference call begins. To access the webcast, click on the link: https://edge.media-server.com/m6/p/vgazgg42. Complete the four fields as directed and click submit. A replay of the call can also be accessed under the heading "Investors" on the Company website at www.andersonsinc.com.

About The Andersons, Inc.
Founded in Maumee, Ohio, in 1947, The Andersons is a diversified company rooted in agriculture, conducting business across North America in the grain, ethanol, plant nutrient and rail sectors. The Andersons Ethanol Group operates ethanol plants in Albion, Mich.; Clymers, Ind.; Greenville, Ohio; and Denison, Iowa. The four plants combined are capable of producing over 475 million gallons of ethanol annually. For additional information, please visit www.andersonsinc.com.

About ICM, Inc.
Established in 1995 and headquartered in Colwich, Kan., with a regional office in Brazil, ICM, Inc. provides innovative technologies, solutions, and services to sustain agriculture and to advance renewable energy, including ethanol and feed technologies that will increase the supply of world protein. By providing proprietary process technologies to over 100 facilities globally with a combined production capacity of approximately 8.8 billion gallons of annual ethanol production and 25 million tons of annual distillers grains, ICM has become a world leader in bio-refining technologies. For additional information, please visit www.icminc.com.

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